SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2005

LKQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50404	36-4215970
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)

120 North LaSalle Street, Suite 3300

Chicago, IL  60602

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 621-1950

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On December 15, 2005, our Board of Directors amended the LKQ Corporation Stock Option and Compensation Plan for Non-Employee Directors (a) to increase the quarterly amount paid to each director under the Non-Employee Director Plan from $12,500 to $15,000; and (b) to increase the quarterly amount paid to each member of our Audit Committee, Compensation Committee and Governance/Nominating Committee under the Non-Employee Director Plan from $1,250 to $1,500.  The increases will be effective beginning with the quarter ending March 31, 2006.  A copy of the Non-Employee Director Plan is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

On December 15, 2005, our Board of Directors expanded the size of our Executive Committee from two to three, added A. Clinton Allen to the Executive Committee, and approved a quarterly payment to each member of the Executive Committee of $6,250.  The first payments will be made on or about March 31, 2006 for the first quarter of 2006.

Item 8.01               Other Events

On December 15, 2005, our Board of Directors approved a two-for-one split of our common stock.  Each stockholder of record at the close of business on January 3, 2006 will receive an additional share of common stock for every outstanding share held.  The payment date is expected to be January 13, 2006, and the common stock is expected to begin trading on a split-adjusted basis on the next trading date after January 13, 2006 (which is January 17, 2005).

Item 9.01               Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description of Exhibit
10.1	LKQ Corporation Stock Option and Compensation Plan for Non-Employee Directors (as amended as of December 15, 2005).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LKQ Corporation

Date: December 21, 2005	By:	/s/ VICTOR M. CASINI
Victor M. Casini
Vice President and General Counsel